Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-253516 and 333-232010) on Form S-8 of our reports dated February 28, 2022, with respect to the consolidated financial statements of Revolve Group, Inc., and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California
February 28, 2022